Investor Relations/Media Contact: ICR, Inc. Brad Cohen bcohen@icrinc.com 212-217-6393

CAPLEASE ANNOUNCES PRICING OF $75 MILLION OF 7.5%
CONVERTIBLE SENIOR NOTES

NEW YORK--(BUSINESS WIRE)—October 3, 2007--CapLease, Inc. (NYSE: LSE) announced today the pricing of its private offering of $75 million aggregate principal amount of convertible senior notes due 2027 with a coupon of 7.5%. An additional $25 million aggregate principal amount of notes may be issued, at the option of the initial purchasers, to cover over-allotments, within 30 days.

The notes will be unsecured obligations of CapLease, Inc. and will be fully and unconditionally guaranteed by four of its subsidiaries, including its operating partnership, Caplease, LP.

CapLease intends to use up to $15.0 million of the proceeds from the sale of the notes to purchase shares of its common stock at the closing of the offering and the remaining proceeds for general corporate purposes, including the repayment of indebtedness and to fund new investments.

Upon the occurrence of specified events, holders of the notes may convert their notes into cash, shares of CapLease, Inc. common stock or any combination thereof, at our option, at an initial conversion rate for each $1,000 principal amount of notes of 88.3704 shares of common stock, representing an initial conversion price of $11.32 per share. The initial conversion price represents a 15% premium to the October 2, 2007 closing price of CapLease, Inc. common stock of $9.84. The initial conversion rate is subject to adjustment in certain circumstances.

Prior to October 5, 2012, we may not redeem the notes except to preserve CapLease, Inc.’s status as a real estate investment trust. On or after October 5, 2012, we may redeem all or any portion of the notes at a cash price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

Note holders may require us to repurchase all or any portion of the notes on October 1, 2012, October 1, 2017 and October 1, 2022 for a cash price equal to 100% of the principal amount of the notes plus accrued and unpaid interest.

The notes will be sold to qualified institutional buyers in accordance with Rule 144A under the Securities Act of 1933. The notes and the common stock issuable upon conversion have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from registration. CapLease, Inc. intends to file a registration statement with the Securities and Exchange Commission within 120 days relating to the resale of the common stock issuance upon conversion of the notes. This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About the Company:

CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.